UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  February 8, 2012

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii
(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)

(808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

The following is an update to the disclosures on rate requests and the decoupling proceeding in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Electric utility” under “Regulatory” and “Most recent rate proceedings,” which are incorporated herein by reference to pages 53-54, and 54-56, respectively, of HEI’s and HECO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

Hawaii Electric Light Company, Inc. (HELCO) 2010 Test Year Rate Case

On February 8, 2012, the Public Utilities Commission of the State of Hawaii (PUC) issued a final decision and order (D&O) in HELCO’s 2010 test year rate case proceeding, which allows HELCO to implement the decoupling mechanism approved by the PUC in a separate decoupling proceeding. In the final D&O, the PUC determined that the appropriate return on common equity for the 2010 test year is 10% and a return on rate base of 8.31%, which reflects the PUC’s approval of decoupling and other cost-recovery mechanisms for HELCO that the PUC concluded will cumulatively lower HELCO’s business risk and reflects a capital structure that includes 55.91% common equity. The PUC also approved the purchased power adjustment clause which will allow HELCO to recover purchased power expenses through a surcharge mechanism rather than through base rates as currently recovered, which is also intended to lower financial risk of recovery of such expenses. The final D&O also accepts the Company’s proposed austerity adjustment to reduce expenses by $400,000 in lieu of the PUC’s downward labor costs and employee adjustments included in the interim decision. The interim decision that was issued in November 2010 that became effective on January 14, 2011 provided an interim increase of $6.0 million, and was reduced to $5.2 million effective January 1, 2012. The final D&O also orders that the revenue requirements incorporate the slightly lower depreciation rates and methodology approved in a separate depreciation proceeding, with the revised depreciation rates effective with the final rates approved as a result of this final D&O.

Based on the final D&O, HELCO will file the final revenue requirements and proposed rates with the PUC for approval shortly. The heat rates (by fuel type) that establish the fuel efficiency targets will reflect the current complement of HELCO units, and the heat rate deadband will be implemented with the effective date of the final rates in this proceeding. The Consumer Advocate will have 14 days to review the filing.  HELCO expects the final annual revenue requirements may be slightly lower than the interim increase currently in effect totaling $5.2 million in annual revenues granted by the PUC in their interim decision.  However, the lower revenue requirements will be due to factors that become effective concurrent with the effective date of the final rates in this proceeding, such as the lower depreciation rates and the lower ROE, and HELCO does not expect a refund to its customers will be required. HELCO will also implement decoupling including the revenue adjustment mechanism and begin tracking the target revenues and actual recorded revenues as established by the decoupling proceeding D&O, when the final rates in this proceeding become effective. HELCO cannot predict the timing of the PUC approval of the rates or when they will become effective.

HEI and HECO intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and American Savings Bank, F.S.B.’s (ASB) press releases, SEC filings and public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in the Company’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the PUC website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in the Company’s other SEC filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)

/s/ James A. Ajello	/s/ Tayne S. Y. Sekimura
James A. Ajello	Tayne S. Y. Sekimura
Executive Vice President,	Senior Vice President and
Chief Financial Officer and Treasurer	Chief Financial Officer
(Principal Financial Officer of HEI)	(Principal Financial Officer of HECO)
Date: February 9, 2012	Date: February 9, 2012